EXHIBIT 10.3

PROMISSORY NOTE AGREEMENT

Loan Amount: $10,000 United States Dollars	Due: February 1, 2016

For value received, the undersigned promises to pay to Dr. Borenstein Ltd.(“Holder”), the sum of Ten Thousand United States Dollars (USD 10,000; the “Loan”), with interest on so much of the Loan as shall from time to time remain unpaid, at a rate which is 20% per annum calculated annually after the Loan is advanced to the undersigned, payment to be made by money wire payable to and delivered to Dr. Borenstein Ltd. in accordance with instructions to be provided separately.

The whole of the Loan, together with accrued and unpaid interest, shall be paid to the Holder on or before February 1, 2016. The undersigned will also issue to Holder 1,000,000 shares of common stock on or before November 15, 2015 as an inducement to make the Loan.

The undersigned herein waives presentment, demand, notice or dishonor and protest or further notice of any kind and agrees that it shall remain liable in respect of this Note as if presentment, demand, notice of dishonor and protest had been duly made or given.

This Promissory Note Agreement shall be governed by the laws of the State of New York without regard to any conflicts of laws principles that may apply to this transaction.

Dated this 28th day of June 2015.

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For Graphite Corp.

616 Corporate Way, Suite 2-9011

Valley Cottage, NY 10989

Agreed and accepted:

Dr. Borenstein Ltd.

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By:    __________________________

Title: __________________________